Exhibit 21.1
List of Subsidiaries

The registrant's subsidiaries are listed below, omitting certain entities that have de minimis activity, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2019.

State of Jurisdiction
Global Water Resources, Inc.	Delaware
Global Water, LLC	Delaware
Balterra Sewer, LLC	Arizona
CP Water Company, LLC	Arizona
Eagletail Water Company, LC	Arizona
Hassayampa Utilities Company, LLC	Arizona
Global Water - 303 Utilities Company, LLC	Arizona
Global Water - Picacho Cove Utilities Company, LLC	Arizona
Global Water - Picacho Cove Water Company, LLC	Arizona
Global Water - Palo Verde Utilities Company, LLC	Arizona
Global Water - Red Rock Utilities, LLC	Arizona
Global Water - Santa Cruz Water Company, LLC	Arizona
Global Water - Turner Ranches Irrigation, LLC	Arizona
West Maricopa Combine, LLC	Arizona
Valencia Water Company, LLC	Arizona
Water Utility of Greater Buckeye, LLC	Arizona
Water Utility of Greater Tonopah, LLC	Arizona
Water Utility of Northern Scottsdale, LLC	Arizona
Willow Valley Water Co., LLC	Arizona